FOR IMMEDIATE RELEASE
Contact:                                Toni Guzman
                                        Aames Financial Corporation
                                        (213) 210-5311
                                             or
                                        Jeffrey Lloyd/Steve Hawkins
                                        Sitrick And Company
                                        (310) 788-2850

               AAMES FINANCIAL CORPORATION BOARD MEMBER STEPS DOWN

     Los Angeles, California, Dec. 23, 1997 -- Aames Financial Corporation (NYSE: AAM) announced today that it has accepted, with regret, the resignation of Dennis F. Holt from its board of directors.

     Mr. Holt, a director of the company since December 1995, will leave the board immediately. A successor has not been nominated.

     Founder, president and chief executive officer of Western International Media, Mr. Holt, 61, said that increasing demands on his time made it impossible to continue as a director of Aames. His term was set to expire in 1998.

     "We are grateful to Dennis for his years of service to the company," said Cary H. Thompson, chief executive officer, "and we regretfully accept his resignation. We are pleased, however, that Dennis has agreed to serve as a consultant, and that Aames will continue to benefit from his experience and expertise in advertising."

     Aames Financial Corporation is a leading home equity lender and currently operates 70 Aames Home Loan offices in 29 states throughout the United States. Its wholly owned subsidiary, One Stop Mortgage, Inc. operates in 41 offices in 39 states.